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                                 NEWS RELEASE
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                          NORTHERN TRUST CORPORATION
                            50 South LaSalle Street
                            Chicago, Illinois 60675
                 Contact:  Laurie McMahon, Investor Relations
                             (312) 444-7811     or
                         Sue Rageas, Public Relations
Release #01449               (312) 444-4279                  http://www.ntrs.com
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FOR IMMEDIATE RELEASE
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NORTHERN TRUST ANNOUNCES 2-FOR-1 STOCK SPLIT AND 16.1% DIVIDEND INCREASE; SHARE
REPURCHASE AUTHORITY ALSO INCREASED

(CHICAGO, November 19, 1996) Northern Trust Corporation today announced that its Board of Directors declared a 2 for 1 split of the common stock of the Corporation, to be effected by means of a 100% stock distribution. One share for each share held by shareholders of record on December 2, 1996, will be distributed on December 9, 1996. The Corporation also announced the declaration of a quarterly cash dividend on shares of its common stock outstanding after the split in the amount of 18 cents per share, payable January 2, 1997 to holders of record as of December 10, 1996. This dividend, taking into account the stock distribution, represents an increase of 16.1% over the previous dividend.

     William A. Osborn, Chairman and Chief Executive Officer, stated, "The increase in outstanding shares resulting from the stock split should permit wider distribution and interest in our stock, while the increase in the cash dividend is consistent with the growth in earnings and our outlook for the future."

     The Corporation also announced today that its Board of Directors increased the Corporation's common stock buy-back authorization by approximately 2.1 million shares, thus allowing the purchase in the future of up to an aggregate of 2.5 million shares of the Corporation's common stock (5 million shares post-split). The shares may be repurchased from time to time in open market purchases, and would be used for general corporate purposes. Since authorization under the buy-back program was last increased to 4 million shares (8 million shares adjusted for the split) in 1994, the Corporation has repurchased a total of approximately 3.6 million shares (7.2 million shares adjusted for the split).
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